Exhibit 10.55

FORM OF OMNIBUS AMENDMENT TO

OUTSTANDING

STOCK OPTION AGREEMENTS

THIS FORM OF OMNIBUS AMENDMENT TO OUTSTANDING STOCK OPTION AGREEMENTS (this “Amendment”), effective as of August 25, 2016, amends the terms and conditions of those certain stock option agreements (each, a “Stock Option Agreement”) governing the terms of Option awards granted under the 2007 Stock Incentive Plan for Key Employees of USF Holding Corp. and its Affiliates (the “Plan”), by and between US Foods Holding Corp. (f/k/a USF Holding Corp., and referred to herein as the “Company”) and the Optionee whose name appears on the signature page of such Stock Option Agreement. Any capitalized terms herein not otherwise defined shall have the meaning ascribed to them in the Plan and in the specified Stock Option Agreement.

WHEREAS, the Committee is empowered, pursuant to the authority granted to the Committee under Section 10(a) of the Plan, to amend, without Participant consent, the terms and conditions of any award previously granted under the Plan if such amendment does not impair the Participant’s rights under the existing terms of the award and does not otherwise violate any provision of the Plan; and

WHEREAS, the Committee has approved an amendment to each outstanding Stock Option Award issued under the Plan to provide that both the exercise price payable and the minimum taxes due upon exercise of all outstanding Options granted under the Plan be payable by withholding of shares issuable upon exercise of the Options.

AMENDMENT

1.     Amendment. Section 4.3 of the each outstanding Stock Option Agreement is hereby replaced in its entirety with the following:

“Section 4.3. Manner of Exercise

The Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or his office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a) Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b) (i) Full payment (in cash or by check or by a combination thereof) for the Shares with respect to which such Option or portion thereof is exercised or (ii) indication that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee reduced by a number of Shares having an equivalent Fair Market Value to the payment that would otherwise be made by Optionee to the Company pursuant to clause (i) of this subsection (b);

(c) (i) Full payment (in cash or by check or by a combination thereof) to satisfy the minimum withholding tax obligation with respect to which such Option or portion thereof is exercised, or (ii) indication that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee reduced by a number of Shares having an equivalent Fair Market Value to the payment that would otherwise be made by Optionee to the Company pursuant to clause (i) of this subsection (c);

(d) A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the shares of Common Stock are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the “Act”), and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations; and

(e) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

(f) An Optionee may use a broker-assisted, cash-less exercise program to sell Shares to pay the exercise price and the minimum taxes due upon exercise of any then vested Options subject to any limitations on transfer imposed under applicable securities laws or any underwriter or under any blackout policy of the Company.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on exercise of an Option does not violate the Act, and may issue stop-transfer orders covering such shares. The registration in the books and records of the Company evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of subsection (d) above and the agreements herein. The written representation and agreement referred to in subsection (d) above shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Act, and such registration is then effective in respect of such shares.”

2.     Continuing Effect. Except as specifically provided herein, the Stock Option Agreements amended by this Amendment shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.

3.     No Waiver. This Amendment is limited as specified and the execution, delivery and effectiveness of this Amendment shall not operate as a modification, acceptance or waiver of any provision of any of the Stock Option Agreements except as specifically set forth herein.

4.     Binding Effect. This Amendment shall be binding upon and inure to the benefit of the Company (including Service Recipients) and Optionee and their respective heirs, representatives, successors and permitted assigns.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed by its officer thereunto duly authorized, effective as of the date referred to above.

US FOODS HOLDING CORP. (F/K/A USF HOLDING CORP.)

By:	/s/ Tiffany Monroe
Name:	Tiffany Monroe
Title:	Chief Human Resources Officer